Exhibit 4.11

DATED 1 June 2022

GSK (NO. 1) SCOTTISH LIMITED PARTNERSHIP

and

GSK (NO. 2) SCOTTISH LIMITED PARTNERSHIP

and

GSK (NO. 3) SCOTTISH LIMITED PARTNERSHIP

and

HALEON PLC

EXCHANGE AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(SRN/TGXF)

24.	Language	35

25.	Governing Law and Jurisdiction	35

26.	Agent for Service	35

This Agreement is made as a deed on 1 June 2022.

BETWEEN:

1.

GSK (NO. 1) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP1”);

2.

GSK (NO. 2) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP2”);

3.

GSK (NO. 3) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP3” and, together with SLP1 and SLP2, the “SLPs” and each an “SLP”); and

4.	HALEON PLC, a public limited company incorporated in England with number 13691224, having its registered office at 980 Great West Road, Brentford, Middlesex, United Kingdom, TW8 9GS (“Haleon”).

WHEREAS:

(A)

GSK intends to demerge approximately 80.1% of its interest in the Consumer Healthcare Business, by way of an indirect dividend demerger, for the purpose of benefiting both the Consumer Healthcare Business and the GSK Business. GSK also intends that, subsequent to such demerger, Haleon, as the holder of the Consumer Healthcare Business, shall be listed on the London Stock Exchange as a separate and independently managed group.

(B)

Haleon is a company that is not part of the GSK Group or the Pfizer Group. GSKCHHL is a subsidiary of GSK with 100% of its A Shares and B Shares held by GSK and 100% of its C Shares held by the SLPs (which comprise all ownership interests of whatever nature in GSKCHHL). GSKCHHL is (and will be immediately following the Demerger Completion and the completion of the Share Exchanges) the registered holder of 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo, which is the current parent company of the Consumer Healthcare Group. PFCHHL is, at the date of this Agreement, a subsidiary of Anacor with 100% of its common interests (which comprise all ownership interests of whatever nature in PFCHHL) held by Anacor. Pfizer and Anacor intend to effect the PFCHHL Transfer as soon as possible following satisfaction of the Regulatory Conditions. Following completion of the PFCHHL Transfer, 100% of the common interests of PFCHHL will be held by Pfizer until completion of the Pfizer Share Exchange. PFCHHL is (and will be immediately following the Demerger Completion and the completion of the Share Exchanges) the registered holder of 100% of the issued ordinary B shares in JVCo.

(C)

GSK and Haleon have conditionally agreed on the terms of the Demerger Agreement, pursuant to which GSK will transfer to Haleon the Relevant GSKCHHL Shares (being all of the A Shares, representing in excess of 80% of the entire issued ordinary share capital of GSKCHHL, which comprises A Shares, B Shares and C Shares) in consideration for which Haleon will allot and issue, credited as fully paid up, the Haleon Demerger Shares to the Qualifying GSK Shareholders, in satisfaction of the Demerger Dividend to be declared on the GSK Shares pursuant to the Demerger Resolution.

(D)

Separately, pursuant to: (i) the GSK Exchange Agreement, GSK has agreed to transfer GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK; (ii) the Pfizer Exchange Agreement, Anacor and Pfizer have agreed that the Pfizer Group PFCHHL Transferor shall transfer the PFCHHL Interests (being all of the common interests in PFCHHL (which comprise all ownership interests of whatever nature in PFCHHL) and which shall be held by Anacor until the commencement of the PFCHHL Transfer and by Pfizer following completion of the PFCHHL Transfer until completion of the Pfizer Share Exchange) to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares (comprising new Haleon Ordinary Shares and the Haleon NVPS) to the Pfizer, Group PFCHHL Transferor and the Depositary and, following which, the Pfizer Group PFCHHL Transferor will sell the Haleon NVPS immediately upon receipt of such Haleon NVPS pursuant to a binding commitment made prior to its transfer of the PFCHHL Interests to Haleon; and (iii) this Agreement, each of the SLPs shall agree to transfer its entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP. For U.S. federal income tax purposes, it is intended that the transfer by each of the SLPs of its entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP pursuant to this Agreement constitute a taxable exchange under Section 1001 of the Internal Revenue Code of 1986, as amended.

(E)

As a result of the Demerger Completion and the completion of the Share Exchanges: (i) (A) the Pfizer Group PFCHHL Transferor and the Depositary (with respect to the Haleon Ordinary Shares held on behalf of the Pfizer Group PFCHHL Transferor) will hold, in aggregate, 32% of the issued Haleon ordinary shares (rounded to the nearest whole ordinary share) and 100% of the issued preference shares in Haleon, it being understood that any Haleon Ordinary Shares issued to the Depositary pursuant to the Pfizer Exchange Agreement will be held by the Depositary on behalf of the Pfizer Group PFCHHL Transferor in connection with and under the establishment of the Haleon ADR Programme (B) the Qualifying GSK Shareholders will hold at least approximately 54.47% of the issued ordinary shares of Haleon, (C) GSK will hold up to approximately 6.03% of the issued ordinary shares of Haleon (and with the issued ordinary shares comprised in (B) and (C) together representing 60.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share)) and (D) the SLPs will collectively hold 7.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share); (ii) Haleon will hold 100% of the issued ordinary shares and common interests, respectively, in each of GSKCHHL and PFCHHL; and (iii) (1) GSKCHHL will hold 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo and (2) PFCHHL will hold 100% of the issued ordinary B shares in JVCo.

(F)

It is also intended that, prior to commencement of the Demerger Completion Steps, the relevant Parties will have taken all necessary actions so that each of the following actions shall have occurred: (i) JVCo will declare and pay the Final Quarterly Dividend, the Final Sweep Dividend and, separately, the Pre-Separation Dividend to GSKCHHL and PFCHHL, in accordance with the Cosmos SHA and the Treasury Side Letter; (ii) GSKCHHL will declare and pay the Pre-Separation GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares; (iii) GSKCHHL will declare and pay the Final Sweep GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and to the SLPs in respect of the C Shares; (iv) GSKCHHL will declare and pay the Final Quarterly GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs in respect of the C Shares; and (v) PFCHHL will declare and pay or otherwise effect the Pre-Separation PFCHHL Onward Dividend, the Final Quarterly PFCHHL Onward Dividend and the Final Sweep PFCHHL Onward Dividend to Anacor or, if completion of the PFCHHL Transfer has occurred prior to such time, Pfizer.

(G)	It is further noted that Haleon redeemed the Redeemable Shares on 11 April 2022.

(H)

In connection with the proposed listing of Haleon, and prior to the Demerger, it is also intended that: (i) the Prospectus and Circular shall be published and posted; (ii) the GSK General Meeting shall take place to, among other things, approve the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Chapter 10 of the Listing Rules and approve certain transactions related to the Demerger and the Separation Transaction as related party transactions for the purposes of Chapter 11 of the Listing Rules; and (iii) the Haleon ADR Programme shall be established to come into effect on or around the time of Admission.

(I)	Following the Demerger Completion and the completion of the Share Exchanges, it is also intended that Admission shall occur, subsequent to which GSK shall implement the GSK Share Consolidation.

(J)

This Agreement, which is a deed, sets out the terms on which the SLP Share Exchange shall be effected and certain terms on which relations between each of the SLPs and Haleon will be governed following Completion.

THIS DEED PROVIDES as follows:

INTERPRETATION

1.1	In this Agreement:

“Admission”	means admission of the Haleon Admission Shares to the premium listing segment of the Official List of the FCA and to trading on the London Stock Exchange’s main market for listed securities;

“Agreed Rate”	has the meaning given to it in clause 12.1;

“Anacor”	means Anacor Pharmaceuticals, Inc., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Argentina NEBA”

means the letter agreement relating to the retention, operation and transfer of the manufacturing site located in Buenos Aires, Argentina entered into or to be entered into between GSK and JVCo on or around the date of the SCIA;

“A Shares”

means the A ordinary shares of £1.00 each in the share capital of GSKCHHL, all of which are fully paid and held as at the date of this Agreement by GSK and which, together with the B Shares and the C Shares, comprise all ownership interests of whatever nature in GSKCHHL;

“ATFA”	means the asset transfer framework agreement between GSK, GSKCHHL and JVCo entered into on or around the date of the SCIA;

“Brazil ATFA”

means the asset transfer framework agreement relating to the transfer of the manufacturing site located in Jacarepaguá, Brazil entered into or to be entered into between GSK, GSKCHHL and JVCo on or around the date of the SCIA;

“B Shares”

means the B ordinary shares of £1.00 each in the share capital of GSKCHHL, all of which are fully paid and held as at the date of this Agreement by GSK and which, together with the A Shares and the C Shares, comprise all ownership interests of whatever nature in GSKCHHL;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, UK;

“Circular”	means the circular to be dated with the Posting Date and to be sent to the shareholders of GSK in connection with the Demerger, including a notice of general meeting of GSK;

“Completion”	means the time and date of completion of the SLP Share Exchange pursuant to and in accordance with this Agreement;

“Condition Precedent”	means the condition set out in clause 2.1 (Condition Precedent);

“Connected Persons”

means:

(i) in relation to Haleon, any member of the Consumer Healthcare Group and any officer, employee, agent, adviser or representative of Haleon or any member of the Consumer Healthcare Group, in each case, from time to time; and

(ii)  in relation to each of the SLPs, any officer, employee, agent, adviser or representative of that SLP, in each case, from time to time;

“Consumer Healthcare Business”

means the consumer healthcare business which, as at the date of Demerger Completion, is operated within the JVCo Group and any other asset or business of the consumer healthcare business that, as at the date of Demerger Completion, is contemplated to be operated within the Haleon Group after Separation Completion pursuant to the ATFA, the Argentina NEBA and/or the Brazil ATFA;

“Consumer Healthcare Group”	means: (i) prior to Demerger Completion, the JVCo Group; and (ii) from Demerger Completion, the Haleon Group;

“Consumer Healthcare Group Companies”	means any member of the Consumer Healthcare Group from time to time, and “Consumer Healthcare Group Company” shall be construed accordingly;

“Cosmos SAPA”

means the stock and asset purchase agreement entered into among Pfizer, GSK, GSKCHHL and JVCo dated 19 December 2018, as amended from time to time including on 31 July 2019 and by the Cosmos SAPA Amendment Agreement;

“Cosmos SAPA Amendment Agreement”	means the amendment agreement to the Cosmos SAPA entered into or to be entered into among Pfizer, GSK, GSKCHHL and JVCo on or around the date of the SCIA;

“Cosmos SCA”	means the structuring considerations agreement entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Cosmos SHA”	means the shareholders’ agreement in relation to JVCo entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Costs”

means charges and reasonable and documented costs (including legal costs) and expenses (other than, subject to the below, Tax), which are properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

“C Shares”

means the C ordinary shares of £1.00 each in the share capital of GSKCHHL, which shares rank pari passu with the A Shares and the B Shares except that they carry no right to any Pre-Separation GSKCHHL Onward Dividend and carry no voting rights, all of which are fully paid and held as at the date of this Agreement by the SLPs and which, together with the A Shares and the B Shares, comprise all ownership interests of whatever nature in GSKCHHL;

“Demerger”	means the proposed demerger of approximately 80.1% of GSK’s interest in the Consumer Healthcare Business pursuant to the Demerger Agreement and the Demerger Dividend;

“Demerger Agreement”	means the demerger agreement entered into or to be entered into between Haleon and GSK on or around the date of the SCIA;

“Demerger Completion”	means the time and date when the Demerger Conditions Precedent have been fulfilled and the Demerger Completion Steps have taken place;

“Demerger Completion Steps”	has the meaning given to the term “Completion Steps” in the Demerger Agreement;

“Demerger Conditions Precedent”	means the conditions set out in clause 2.1 (Conditions Precedent) of the Demerger Agreement;

“Demerger Dividend”	means the interim dividend, in specie, proposed to be declared by the GSK Board to effect the Demerger pursuant to the authority granted to the GSK Board under the Demerger Resolution;

“Demerger Record Time”	means 6:00 p.m. on 15 July 2022, or such other time and/or date as the GSK Board may determine;

“Demerger Resolution”	means resolution 1 set out in the notice of general meeting of GSK included in the Circular;

“Depositary”	means JPMorgan Chase Bank N.A., as depositary for the Haleon ADSs;

“Exchange Agreements”	means the GSK Exchange Agreement, the Pfizer Exchange Agreement and this Agreement;

“FCA”	means the Financial Conduct Authority acting in its capacity as the competent authority under Part VI of FSMA;

“Final Quarterly Dividend”	means the final quarterly interim dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger on or around 30 June 2022;

“Final Quarterly GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following any Final Quarterly Dividend and comprising amounts received pursuant thereto;

“Final Quarterly PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following any Final Quarterly Dividend and comprising amounts received by PFCHHL pursuant thereto;

“Final Sweep Dividend”	has the meaning given to that term in the Treasury Side Letter;

“Final Sweep GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following the Final Sweep Dividend and comprising amounts received pursuant thereto;

“Final Sweep PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following the Final Sweep Dividend and comprising amounts received by PFCHHL pursuant thereto;

“FSMA”	means the Financial Services and Markets Act 2000;

“Governmental Entity”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“GSK”	means GSK plc, a public limited company incorporated in England with number 03888792, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Board”	means the board of directors of GSK and any duly authorised committee of that board, from time to time;

“GSK Business”	means the business operated within the GSK Group, which is described in the Circular and which, for the avoidance of doubt, does not include the Consumer Healthcare Business;

“GSKCHHL”	means GlaxoSmithKline Consumer Healthcare Holdings Limited, a company incorporated in England with number 08998608, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSKCHHL Articles of Association”	means the articles of association adopted by GSKCHHL (as amended or replaced from time to time);

“GSK Consolidation Resolution”	means the relevant parts of resolution 1 relating to the proposed consolidation of the share capital of GSK as set out in the notice of general meeting of GSK included in the Circular;

“GSK Exchange Agreement”	means the exchange agreement between GSK and Haleon setting out the terms of the GSK Share Exchange;

“GSK General Meeting”

means the general meeting of GSK to approve, among other things:

(i) the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Listing Rule 10;

(ii)  the relevant parts of the Separation Transaction and the associated and ancillary agreements and arrangements relating thereto or to be entered into pursuant thereto for the purposes of Chapter 11 of the Listing Rules; and

(iii)  the GSK Share Consolidation;

“GSK Group”	means GSK and its subsidiaries and subsidiary undertakings from time to time, excluding Haleon and the Consumer Healthcare Group Companies;

“GSK Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the GSK Exchange Agreement, which immediately following Demerger Completion and the completion of the Share Exchanges, represent up to approximately 6.03% of the issued Haleon Ordinary Shares;

“GSK Share Consolidation”	means the consolidation of the share capital of GSK pursuant to and in accordance with the GSK Consolidation Resolution;

“GSK Share Exchange”

means the transfer of GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK pursuant to and in accordance with the terms of the GSK Exchange Agreement;

“GSK Shareholders”	means holders of the GSK Shares on the register of members of GSK from time to time;

“GSK Shares”	means ordinary shares in the capital of GSK having the rights set out in GSK’s articles of association from time to time;

“Haleon Admission Shares”	means the Haleon Demerger Shares and the Haleon Exchange Shares (excluding the Haleon NVPS);

“Haleon ADR Programme”	means the American depositary receipt programme to be established for Haleon on or around Admission, as detailed in the Steps Plan;

“Haleon ADSs”	means the American depositary shares each representing 2 Haleon Ordinary Shares to be admitted to listing and trading on the NYSE pursuant to the establishment of the Haleon ADR Programme;

“Haleon Articles of Association”	means the articles of association adopted or to be adopted by Haleon that are in the agreed form for the purposes of the SCIA;

“Haleon Demerger Shares”

means the Haleon Ordinary Shares to be allotted and issued to the Qualifying GSK Shareholders as GSK shall direct, credited as fully paid up, in accordance with the Demerger Agreement, together with (where the context so requires) any Haleon Ordinary Shares in issue prior to commencement of the Demerger Completion Steps;

“Haleon Exchange Shares”

means:

(i) the GSK Haleon Exchange Shares;

(ii)  the SLP Haleon Exchange Shares; and

(iii)  the Pfizer Haleon Exchange Shares,

which, together, immediately following Demerger Completion and the completion of the Share Exchanges, represent up to approximately 45.53% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Haleon Group”	means Haleon and its subsidiaries and subsidiary undertakings from time to time;

“Haleon NVPS”

means 25,000,000 unlisted redeemable non-voting preference shares of £1.00 each in the share capital of Haleon carrying the rights set out in Haleon’s articles of association (as reproduced in schedule 2 (Haleon NVPS Terms) to the Pfizer Exchange Agreement);

“Haleon Ordinary Shares”	means ordinary shares in the capital of Haleon having the rights set out in Haleon’s articles of association from time to time;

“HMRC”	means HM Revenue & Customs;

“India Condition”	has the meaning given to that term in the Demerger Agreement;

“Investigation”	has the meaning given to that term in clause 13.4(B);

“Japan Condition”	has the meaning given to that term in the Demerger Agreement;

“JVCo”

means GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited, a company incorporated in England with number 11961650, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“JVCo Group”	means JVCo and its subsidiaries and subsidiary undertakings from time to time;

“Korea Condition”	has the meaning given to that term in the Demerger Agreement;

“Law”

means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Listing Rules”

means the rules and regulations made by the FCA (acting in its capacity as the competent authority for the purposes of FSMA) under FSMA, and contained in the publication of the same name, as amended from time to time (including any successor rules);

“London Stock Exchange”	means London Stock Exchange plc;

“Official List”	means the Official List maintained by the FCA pursuant to Part 6 of FSMA;

“Orderly Marketing Agreement”	means the orderly marketing agreement entered into or to be entered into between GSK, Pfizer and the SLPs on or around the date of the SCIA;

“Party”	means a party to this Agreement;

“PFCHHL”	means PF Consumer Healthcare Holdings LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“PFCHHL Interests”

means all of the common interests in the capital of PFCHHL in issue immediately prior to the completion of the Pfizer Share Exchange, which comprise all ownership interests of whatever nature in PFCHHL and all of which are held by Anacor as at the date of this Agreement and all of which, from completion of the PFCHHL Transfer until the completion of the Pfizer Share Exchange, shall be held by Pfizer;

“PFCHHL Transfer”	means the series of transactions pursuant to which the PFCHHL Interests will be transferred, distributed or otherwise assigned from Anacor to Pfizer;

“Pfizer”	means Pfizer Inc., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Pfizer Exchange Agreement”	means the exchange agreement among Pfizer, Anacor and Haleon setting out the terms of the Pfizer Share Exchange;

“Pfizer Group”	means Pfizer and each of its subsidiaries and subsidiary undertakings from time to time, excluding the Consumer Healthcare Group Companies;

“Pfizer Group PFCHHL Transferor”	means Anacor or, if the PFCHHL Transfer has completed by the time of Demerger Completion, Pfizer;

“Pfizer Haleon Exchange Shares”

means the Haleon Ordinary Shares and the Haleon NVPS to be allotted and issued, credited as fully paid up, in accordance with the Pfizer Exchange Agreement, which immediately following Demerger Completion and the completion of the Share Exchanges, represent respectively 32% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Pfizer Share Exchange”

means the transfer of the PFCHHL Interests from the Pfizer Group PFCHHL Transferor to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares to the Pfizer Group PFCHHL Transferor and the Depositary pursuant to and in accordance with the terms of the Pfizer Exchange Agreement;

“Posting Date”

means the date of the Demerger Agreement (or such other date as may be determined by GSK and notified to Haleon and Pfizer as the date for the issue and dispatch of the Circular and the publication of the Prospectus);

“Pre-Separation Dividend”

means the dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger (as provided in clause 17.32(B) of the Cosmos SHA and as otherwise agreed between the parties to the Cosmos SHA, including pursuant to the Treasury Side Letter);

“Pre-Separation GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received by GSKCHHL pursuant to the Pre-Separation Dividend;

“Pre-Separation PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received by PFCHHL pursuant thereto;

“Proceedings”

means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Prospectus”	means the prospectus relating to the Admission of the Haleon Admission Shares to be dated the Posting Date;

“Qualifying GSK Shareholders”	means the GSK Shareholders on the register of members of GSK at the Demerger Record Time;

“Redeemable Shares”	means the fully paid redeemable preference shares of £1.00 each in the share capital of Haleon (subscribed by Trexco on or around the re-registration of Haleon as a public limited company);

“Regulatory Conditions”	means, subject to clause 2.11 of the SCIA, the India Condition, the Japan Condition and the Korea Condition;

“Relevant GSKCHHL Shares”	means all of the class A ordinary shares of £1.00 each in the capital of GSKCHHL in issue immediately prior to Demerger Completion;

“Relief”

means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account (or capable of being taken into account) in the calculation of a liability to, Tax, or any right to a repayment of Tax;

“SCIA”	means the Separation Co-operation and Implementation Agreement entered into or to be entered into between GSK, Pfizer, Anacor, Haleon, JVCo, GSKCHHL and PFCHHL on or around the date of this Agreement;

“SEC”	means the U.S. Securities and Exchange Commission;

“Separation Completion”	means completion of the final step in the Separation Transaction;

“Separation Transaction”	means the steps comprised in the Demerger, the Exchange Agreements and Admission, pursuant to which, among other things, Haleon will become a listed company holding the Consumer Healthcare Business;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Share Exchanges”	means the GSK Share Exchange, the Pfizer Share Exchange and the SLP Share Exchange;

“SLP Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with this Agreement, which immediately following Demerger Completion and the completion of the Share Exchanges, represent 7.5% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share);

“SLP Share Exchange”

means the transfer of each SLP’s entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP, pursuant to and in accordance with the terms of this Agreement;

“Steps Plan”

means the demerger steps plan prepared by Slaughter and May summarising the proposals in relation to the Separation Transaction, and initialled for identification purposes by or on behalf of each of GSK, Pfizer and Haleon;

“Sterling” and “£”	means the lawful currency of the United Kingdom;

“subsidiary undertaking”

means a subsidiary undertaking as defined in section 1162 Companies Act 2006 (and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) respectively, as a member of another company even if its shares in that other company are registered in the name of (A) another person (or its nominee) whether by way of security or in connection with the taking of security or (B) its nominee);

“Tax”

means all taxes, and all levies, duties, imposts, charges and withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges, additions to tax, and interest relating to any of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Internal Revenue Service;

“Transaction Documents”	means the Demerger Agreement, the SCIA, the Exchange Agreements and the Orderly Marketing Agreement;

“Treasury Side Letter”

means the letter agreement entered into between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 4 November 2021 pursuant to which the parties thereto have agreed the interpretation, and confirmed the application, of certain provisions of the Cosmos SHA;

“Trexco”	means Trexco Limited, a company incorporated in England with number 00461588, having its registered office at 2 Lambs Passage, London, EC1Y 8BB;

“VAT”

means:

(i) any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(ii)  to the extent not included in paragraph (i) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(iii)  any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub clauses, paragraphs and sub paragraphs are to clauses, sub clauses, paragraphs and sub paragraphs of this Agreement;

(B)	use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;

(C)	references to a “liability to Tax” or “Tax payable” (and equivalent terms) include circumstances where Tax would be (or become) payable but for the use of a Relief;

(D)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(E)

references to a “person” shall be construed so as to include any individual, firm, company, corporation or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(F)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(G)	references to a “body corporate” shall be construed as a body corporate as defined in section 1173 of the Companies Act 2006;

(H)	references to a “parent undertaking” shall be construed as a parent undertaking as defined in section 1162 of the Companies Act 2006;

(I)	references to a “party” shall be construed so as to include a reference to that party’s successors and permitted assigns;

(J)

a reference to any statute or statutory provision or other regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of any of the SLPs or Haleon under this Agreement;

(K)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(L)	references to times are to London time (unless otherwise stated);

(M)	references to “include” and “including” shall be deemed to be followed by the words “without limitation”;

(N)

reference to “liabilities”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT or any Tax of a similar nature included in such liabilities, costs and/or expenses for which that person or (in the case of liabilities, costs and/or expenses incurred by Haleon) any other member of the Consumer Healthcare Group is entitled to credit or repayment from any Tax Authority;

(O)

references to “indemnify” any person against any circumstance shall include indemnifying and keeping such person harmless from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or expenses suffered, made or incurred by such person as a consequence of that circumstance and, unless otherwise specified, any indemnity given in this Agreement shall be deemed to have been given on an after-Tax basis;

(P)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)

the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any of the SLPs or any member of the Consumer Healthcare Group, as the case may be, have become) payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(Q)

a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement or that other document) at any time;

(R)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction; and

(S)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)

general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3	In this Agreement, unless otherwise specified, all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement.

1.4

In this Agreement, references to members of Pfizer Group’s or members of GSK Group’s holdings of Haleon Ordinary Shares shall include: (i) Haleon Ordinary Shares held directly in the form of shares; (ii) Haleon Ordinary Shares held by one or more nominees on behalf of members of the Pfizer Group or GSK Group (as applicable); and (iii) Haleon Ordinary Shares held indirectly as a result of a holding of Haleon ADSs.

2.	CONDITION PRECEDENT

2.1

The provisions of this Agreement, other than those arising under clause 1 (Interpretation), clause 2 (Condition Precedent), clause 3 (Termination), clause 8 (Confidentiality), clause 13 (Further Assurance) and clause 14 (Notices) to clause 26 (Agent for Service) (inclusive), shall be conditional upon completion of the Demerger Completion Steps.

2.2

Each of the SLPs and Haleon shall use all reasonable endeavours to ensure fulfilment of the Condition Precedent (in each case to the extent it is within their power and control to do so), which may not be waived by any of the SLPs or by Haleon. If the Condition Precedent is not satisfied by 5.00 p.m. on 23 February 2023 (or such other time and/or date as GSK may determine, subject to clause 5), this Agreement shall automatically terminate and none of the SLPs nor Haleon shall have any claim of any nature whatsoever against any other Party under this Agreement, save in respect of any rights and liability of any Party that accrued prior to termination.

2.3

Each of the SLPs and Haleon undertakes to the other to disclose anything which will or may prevent or delay the Condition Precedent from being satisfied immediately after it comes to the notice of that Party.

2.4	The Parties agree and acknowledge that nothing in this Agreement shall:

(A)	prevent or inhibit compliance with the Cosmos SHA to any extent; or

(B)	derogate from or qualify to any extent any party’s rights or obligations pursuant to the Cosmos SHA.

2.5

For the avoidance of doubt, the Parties agree and acknowledge that this Agreement is without prejudice to GSK’s or Pfizer’s rights under the Cosmos SHA, the Cosmos SCA, the Treasury Side Letter and the obligations of Pfizer, GSK and the members of the Pfizer Group and the GSK Group pursuant to the terms of the Cosmos SHA, the Cosmos SCA and the Treasury Side Letter.

2.6

Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, the Parties agree and acknowledge that, in connection with the Separation Transaction, any reference in this Agreement or the other Transaction Documents to the issuance to the SLPs of SLP Haleon Exchange Shares shall, at the sole discretion of the relevant SLP or GSK (upon written notice to Haleon no fewer than five (5) days prior to the date of Demerger Completion), be read to include an issuance of a portion of such SLP Haleon Exchange Shares (as applicable) to a nominee of the relevant SLP’s or GSK’s choice to hold such portion of such SLP Haleon Exchange Shares on behalf of the relevant SLP.

3.	TERMINATION

3.1

Notwithstanding any other provision of this Agreement (but subject to the Cosmos SHA), the Parties hereby agree and acknowledge that GSK shall have the right in its absolute discretion to abandon the Separation Transaction by providing notice of the same in writing to Haleon and Pfizer at any time prior to Demerger Completion, and upon GSK providing such notice, this Agreement shall automatically terminate and GSK shall provide notice to the SLPs of the same.

3.2	The Parties hereby agree and acknowledge that, in the event that this Agreement is terminated pursuant to clause 3.1:

(A)	no Party will have any claim against any other Party for compensation, Costs, damages or otherwise;

(B)	this Agreement shall be of no further force or effect; and

(C)	for the avoidance of doubt, the Cosmos SHA shall continue in full force and effect in accordance with its terms.

3.3	Save as provided in clause 3.1, no Party shall have the right to rescind or unilaterally terminate this Agreement, whether before or after Completion.

4.	TRANSFER AND ISSUE OF SHARES

4.1	Subject to:

(A)	this Agreement not having been terminated pursuant to clause 3.1; and

(B)	the Demerger Completion Steps having occurred,

each of the SLPs agrees to transfer at Completion, with full title guarantee and free from all security interests, options, claims, or encumbrances whatsoever (other than transfer restrictions under applicable securities laws), its entire holding of C Shares to Haleon, and Haleon agrees to acquire the C Shares on the same basis.

4.2

As soon as reasonably practicable following Completion, Haleon shall procure that (subject to stamping of the relevant instrument of transfer or, as applicable, receipt of appropriate confirmation from HMRC that relief has been adjudicated or otherwise that the change in ownership may be duly registered) Haleon is recorded in the register of members of GSKCHHL as the holder of the C Shares.

4.3	In consideration for the transfer of C Shares from each of the SLPs to Haleon, Haleon shall allot and issue to:

(A)	SLP1 such number of SLP Haleon Exchange Shares as represents (subject only to rounding) 4.74 per cent. of the total number of Haleon Ordinary Shares to be in issue at Admission;

(B)	SLP2 such number of SLP Haleon Exchange Shares as represents (subject only to rounding) 1.78 per cent. of the total number of Haleon Ordinary Shares to be in issue at Admission; and

(C)	SLP3 such number of SLP Haleon Exchange Shares as represents (subject only to rounding) 0.98 per cent. of the total number of Haleon Ordinary Shares to be in issue at Admission,

in each case, following the completion of, and after giving effect to, each of the Demerger, the Share Exchanges and all of the transactions contemplated by the Demerger Agreement, the Pfizer Exchange Agreement, the GSK Exchange Agreement and this Agreement (such shares together comprising the SLP Haleon Exchange Shares).

4.4

Haleon shall ensure that the SLP Haleon Exchange Shares to be allotted and issued to each SLP pursuant to clause 4.3 shall be allotted credited as fully paid and free from all liens, charges, security interests, options, claims and encumbrances whatsoever and shall have the rights described in the Haleon Articles of Association.

4.5

As soon as reasonably practicable following the allotment and issuance of the SLP Haleon Exchange Shares pursuant to clause 4.3, Haleon shall procure that each of the SLPs is recorded in the register of members of Haleon as the holder of the relevant SLP Haleon Exchange Shares allotted and issued to that SLP pursuant to clause 4.3.

5.	COMPLETION OBLIGATIONS

5.1

Completion of this Agreement will take place at 10.00 a.m. on the first Sunday after Demerger Completion (which, for the avoidance of doubt, is prior to the time at which Admission is expected to occur), provided that the Condition Precedent has been satisfied by such time, or at such other time as agreed by the Parties, provided that in all cases, Completion of this Agreement will take place prior to Admission.

5.2	At Completion, the following business shall be transacted:

(A)	each of the SLPs shall deliver to Haleon a duly executed transfer of the C Shares that such SLP is transferring in favour of Haleon, together with the relevant share certificate(s); and

(B)

Haleon shall procure that each of the SLPs is entered into the Haleon register of members in respect of the relevant SLP Haleon Exchange Shares to be allotted and issued to such SLP pursuant to clause 4.3.

5.3

To secure the interest of Haleon in the C Shares, each of the SLPs irrevocably appoints Haleon, with effect from Completion, as the attorney of such SLP with authority on its behalf and in its name or otherwise in relation to the C Shares held by such SLP to exercise all rights, powers and privileges which are capable of exercise by such SLP in the capacity of registered holder of the relevant C Shares and for such purpose to do all such acts and things and to execute all such deeds and other documents as Haleon shall consider necessary or desirable pending registration of the relevant C Shares in the name of Haleon, in connection with any matter including, without limitation, all or any of the following:

(A)

receiving notice of, attending, participating in and directing the exercise of any voting rights attaching to the relevant C Shares in any general meeting, class meeting of the shareholders of GSKCHHL or other meeting at which such voting rights are capable of being exercised, or signing any resolution or decision as the registered holder of the relevant C Shares;

(B)

approving, completing or otherwise signing or executing and returning any requisition of any meeting, consent to short notice or proxy form, written resolution, agreement of the members of GSKCHHL or other document capable of being validly signed or executed by the registered holder of the relevant C Shares;

(C)

dealing with and giving directions as to any monies, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the relevant C Shares or received in connection with the relevant C Shares from GSKCHHL (including, but not limited to, altering the registered address relating to the relevant C Shares and agreeing terms with GSKCHHL for receiving any such thing by means of electronic communications);

(D)	selling, transferring, exchanging or otherwise disposing of the relevant C Shares or any interest in any of them;

(E)

agreeing to any compromise or arrangement affecting the relevant C Shares and/or using any lawful means to safeguard any interest and/or enforce any right of the registered holder of the relevant C Shares; and

(F)

otherwise endorsing, signing, executing, delivering and doing all agreements, deeds, receipts, dividend and interest warrants, cheques, releases, discharges, instruments and all other documents, deeds and acts whatsoever in the name of such SLP insofar as may be done in that capacity, in each case, as Haleon in its absolute discretion sees fit.

5.4

Any document to be signed or executed under the authority granted pursuant to clause 5.3 may be signed or otherwise executed by Haleon in the name of the relevant SLP or (at Haleon’s option) in Haleon’s name on behalf of the relevant SLP.

5.5	Each of the SLPs undertakes with effect from Completion:

(A)	to hold the C Shares held by it as registered holder upon trust for Haleon as beneficial owner;

(B)

to account to Haleon for all dividends, interest, bonuses, in specie or other distributions or payments of whatever nature paid or made to Haleon in respect of the relevant C Shares in respect of the period following Completion;

(C)

not to exercise any rights, powers or privileges attaching to the relevant C Shares or exercisable in the capacity of registered holder of the relevant C Shares or conferred on Haleon by this Agreement without Haleon’s prior written consent; and

(D)	promptly on receipt to deliver to Haleon any notice, letter or other document of any nature whatsoever relating to the relevant C Shares which such SLP receives after the date of this Agreement.

5.6

Subject to clause 5.7 below, Haleon undertakes fully to indemnify each of the SLPs and hold each of them harmless against all liabilities, Costs, claims, actions, charges and expenses (if any) arising out of or in consequence of the proper or purported exercise of any power under the power of attorney constituted by clause 5.3.

5.7

The indemnity in clause 5.6 shall not apply to any liabilities, Costs, claims, actions, charges or expenses which would not have been incurred but for the negligence or wilful default of the SLP indemnified thereby.

5.8

The powers of attorney constituted by clause 5.3 and the undertakings given in clause 5.5 shall be irrevocable but shall each terminate automatically on the date on which Haleon is entered in the register of members of GSKCHHL as the holder of the relevant C Shares.

6.	[RESERVED]

7.	[RESERVED]

8.	CONFIDENTIALITY

8.1

Subject to clause 9.3, each Party shall treat as confidential all information obtained as a precursor to or as a result of negotiating or entering into or performing this Agreement or which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement; or

(C)	the subject matter of this Agreement.

8.2

Without limiting clause 8.1, on and from Completion, each of the SLPs shall treat as confidential all information relating to the Consumer Healthcare Group and Haleon shall treat as confidential all information relating to the SLPs.

8.3	Each Party shall:

(A)	not disclose any such confidential information to any person other than:

(i)	any of its directors or employees who need to know such information in order to discharge their duties;

(ii)	in the case of each SLP, the partners of that SLP; and

(iii)	(if the disclosing Party is Haleon) other members of the Consumer Healthcare Group;

(B)	not use any such confidential information other than for the purpose of:

(i)	in the case of Haleon, conducting the Consumer Healthcare Business;

(ii)	in the case of any of the SLPs, managing or monitoring its investment in Haleon; and

(iii)	in connection with the performance of its obligations and the exercise of its rights under this Agreement; and

(C)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 8 as if such person were a party to this Agreement.

8.4	Notwithstanding the other provisions of this clause 8, any Party may disclose any such confidential information:

(A)	if and to the extent required by Law or for the purpose of any judicial or arbitral proceedings;

(B)

if and to the extent required by any securities exchange or regulatory or Tax or other Governmental Entity to which that Party or (if the disclosing Party is Haleon) a member of the Consumer Healthcare Group is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, The Pensions Regulator, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement for information has the force of Law;

(C)	to a Tax Authority in connection with the disclosing Party’s (or, if the disclosing Party is Haleon, a member of the Consumer Healthcare Group’s) Tax affairs;

(D)	to its advisers, auditors, actual or proposed debt financiers and bankers, provided they have a duty to keep such information confidential;

(E)	to the extent the information has come into the public domain through no fault of that Party;

(F)	to the extent the Party (or Parties) to which such information relates has (or have) given prior written consent to the disclosure;

(G)	to the extent expressly permitted by this Agreement or to the extent it is expressly permitted to do so pursuant to any Transaction Document;

(H)	if and to the extent required in connection with any regulatory consent or clearance process required by applicable Law;

(I)	if it was in the possession of a Party or any of its advisers (in either case as evidenced by written records) without any obligation of secrecy prior to it being received or held; or

(J)	in general terms to members of the GSK Pension Scheme, the GSK Pension Fund, or the SmithKline Beecham Pension Plan,

provided always, in the case of any disclosure under clause 8.4(J), that the other Parties and Pfizer are given a reasonable opportunity to review and comment on any such disclosure prior to it being made unless, in the reasonable opinion of the Party disclosing such information, the delay caused by so doing would result in such Party being in breach of any applicable Law.

8.5	The restrictions contained in this clause 8 shall continue to apply to each Party without limit in time.

8.6

Notwithstanding the foregoing in this clause 8, to the extent that the Cosmos SAPA, the Cosmos SHA or any other Transaction Document or any other contract pursuant to which any Party or any member of the Consumer Healthcare Group is bound provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for in this clause 8, then the applicable provisions contained in the Cosmos SAPA, the Cosmos SHA or such other Transaction Document or contract shall control that party with respect thereto but only to the extent such provision is more protective or runs for a longer period of time.

9.	ANNOUNCEMENTS

9.1

Subject to clause 9.2, no announcement or other publication concerning the transactions contemplated by the Transaction Documents or any ancillary matter shall be made by any Party or member of the Consumer Healthcare Group without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

9.2

Notwithstanding clause 9.1, any Party or member of the Consumer Healthcare Group may, whenever practicable and permissible after consultation with the other Parties, GSK and Pfizer, make an announcement concerning this Agreement, the Transaction Documents, the Separation Transaction or the Consumer Healthcare Business, if and to the extent required by:

(A)	Law or for the purposes of any judicial or arbitral proceedings; or

(B)

any securities exchange or regulatory or Governmental Entity to which that Party is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, The Pensions Regulator, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement has the force of Law.

9.3

For the avoidance of doubt, nothing in this Agreement shall prohibit any Party from making any disclosure or public statements regarding its intentions with respect to the SLP Haleon Exchange Shares or American depositary receipts in respect thereof that it holds in Haleon.

9.4	The restrictions contained in this clause 9.3 shall continue to apply to each Party without limit in time unless otherwise agreed between the Parties.

10.	WARRANTIES

10.1	Each Party warrants and undertakes to each other Party as at the date of this Agreement that:

(A)

it is validly existing and (i) (in the case of Haleon) is a company duly incorporated and registered under the Law of its jurisdiction of incorporation; or (ii) (in the case of each SLP) is a partnership duly established and registered under the Law of its jurisdiction of establishment;

(B)	it has the legal right and full power and authority to enter into and perform this Agreement, which will constitute valid and binding obligations on it in accordance with its terms;

(C)	except as referred to in this Agreement (including, for the avoidance of doubt, the filings, notices and approvals associated with the Regulatory Conditions), it:

(i) is not required to make any announcement, consultation, notice, report or filing; and

(ii) does not require any consent, approval, registration, authorisation or permit,

in each case with or from any Governmental Entity in connection with the performance of this Agreement.

10.2

Haleon warrants and undertakes to each SLP that the SLP Haleon Exchange Shares to be issued by Haleon under this Agreement shall be validly issued and allotted and shall be issued fully paid up and free from all liens, charges, security interests, options, claims and encumbrances whatsoever.

11.	COSTS AND EXPENSES

Except as otherwise set out in this Agreement or as otherwise agreed for Tax purposes, each Party shall pay its own Costs incurred in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

12.	PAYMENTS

12.1

Payments due to be made under this Agreement shall, if not paid within [thirty (30)] days of the due date, and except to the extent the liability giving rise to the payment compensates the recipient for late payment by virtue of its extending to interest and penalties, carry interest at a rate of (i) two (2) per cent. above the base lending rate from time to time of the Bank of England, or (ii) if such base lending rate is less than zero, at two (2) per cent. (the “Agreed Rate”) for the period from the date falling thirty (30) days after the due date to the date of actual payment.

12.2	Payment due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by Law.

13.	FURTHER ASSURANCE

13.1

Prior to Separation Completion, each of the SLPs and Haleon shall use all reasonable endeavours to procure the entering into by the respective parties thereto of such further agreements or documents as shall be necessary to give effect to the transactions set out in the Steps Plan, if and to the extent such agreements or documents are envisaged by the Steps Plan as occurring prior to Separation Completion.

13.2

Haleon shall procure the due performance of the obligations of the members of the Consumer Healthcare Group under any agreements entered into or to be entered into by them in connection with the Separation Transaction.

13.3

The Parties undertake to co-operate in good faith following Completion to ensure they and (in the case of Haleon) the Consumer Healthcare Group do such acts and things as may reasonably be necessary for the purpose of giving to each of the SLPs and Haleon and the Consumer Healthcare Group the full benefit of the provisions of this Agreement and all other agreements entered into in connection with the Separation Transaction.

13.4	Following Completion:

(A)

the Parties shall use all reasonable endeavours to procure that, and Haleon shall use all reasonable endeavours to procure that the members of the Consumer Healthcare Group use all reasonable endeavours to procure that, any necessary third party execute such documents and do such acts and things as may be reasonably required for the purpose of giving to each of the SLPs and Haleon the full benefit of all relevant provisions of this Agreement; and

(B)

without prejudice to any other provision of this Agreement and subject to the terms of the Cosmos SAPA, the Cosmos SHA, the Demerger Agreement, the SCIA and any other contract pursuant to which any Party or any member of the Consumer Healthcare Group is bound, in each case, in connection with the Separation Transaction, each of the SLPs undertakes to use all reasonable endeavours to co-operate with Haleon and the Consumer Healthcare Group, and Haleon undertakes to use all reasonable endeavours to co-operate with each of the SLPs and to ensure that the Consumer Healthcare Group co-operates with each of the SLPs, in each case in relation to the conduct of litigation, inquiries from government or regulatory bodies (including any Tax Authority), investigations or other proceedings of a like nature (“Investigation”) where:

(i)	they have a mutual interest in the Investigation; and

(ii)	co-operating in such manner would not materially adversely affect any material interest of either of them.

13.5

Nothing in this Agreement shall require any Party to act in breach of any provision of the Data Protection Act 2018 (“DPA”) and any equivalent legislation in any other relevant jurisdiction, and each Party shall only be required to fulfil its obligations under this Agreement to the extent permissible under the DPA. Without prejudice to the foregoing, no Party shall be required to disclose or make available to any other Party any information the disclosure or making available of which would or might, in the reasonable opinion of the disclosing Party, cause the disclosing Party to be in breach of any duty of confidentiality (whether arising at common law or by statute) owed to any person other than the Party requesting disclosure or any of its subsidiaries.

14.	NOTICES

14.1	A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted.

14.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below:

SLP1

Address:

E-mail address:

For the attention of:

SLP2

Address:

E-mail address:

For the attention of:

SLP3

Address:

E-mail address:

For the attention of:

Haleon

Address:

E-mail address:

For the attention of:

provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this clause 14. That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

14.3	Any notice given under this Agreement shall be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two (2) clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when despatched.

14.4

Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.5

A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

14.6	The provisions of this clause 14 shall not apply in relation to the service of Service Documents.

15.	ENTIRE AGREEMENT

15.1

This Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document, including the Cosmos SHA, the Cosmos SAPA and the other agreements and documents entered into in connection therewith (together, the “Cosmos Agreements”), together constitute the whole and only agreement between the Parties relating to the subject matter of this Agreement, any Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document.

15.2

All terms of the Cosmos Agreements shall remain unchanged and in full force and effect and nothing in this Agreement or in any of the Transaction Documents shall amend, limit or otherwise modify the parties’ respective rights and obligations under the Cosmos Agreements, in each case except as, and only to the extent, expressly provided in this Agreement or in any of the Transaction Documents.

15.3

Each Party acknowledges that in entering into this Agreement, any Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document, it is not relying upon any pre contractual statement which is not set out in this Agreement, any Transaction Document, any Cosmos Agreement or any other agreement or document entered into by each of the Parties in connection with any such document.

15.4

Except in the case of fraud, no Party shall have any right of action against any other Party (or their respective Connected Persons) arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this Agreement or in a Transaction Document, any Cosmos Agreement or in any other agreement or document entered into by each of the parties in connection with any such document.

15.5

Except in the case of fraud and for any liability in respect of a breach of this Agreement or any Transaction Document or any Cosmos Agreement, no Party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its Connected Persons) in relation to the SLP Share Exchange or any Transaction Document.

15.6

For the purposes of this clause 15, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any Transaction Document or in any other agreement or document entered into in connection with any such document (as the case may be) made or given by any person at any time prior to the date of this Agreement or any Transaction Document, except for those contained in any Transaction Document or any Cosmos Agreement.

15.7

Each Party agrees to the terms of this clause 15 on its own behalf and as agent for each of its Connected Persons. The provisions of this clause 15 shall not limit, supersede or otherwise affect any limitation of damages or remedies provisions that are expressly set forth in any Transaction Document or any Cosmos Agreement.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

16.1	The Parties agree that:

(A)

certain provisions of this Agreement confer a benefit on members of the Consumer Healthcare Group, the Parties’ respective Connected Persons and such other third parties (each a “Relevant Third Party”) and, subject to the remaining provisions of this clause 16, are intended to be enforceable by each of the Relevant Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999, provided that Haleon shall (if the Relevant Third Party is a member of the Consumer Healthcare Group), or the Party with the relevant connection to the Relevant Third Party shall, have the sole conduct of any action to enforce such right on behalf of such Relevant Third Party;

(B)

without prejudice to the obligations of Pfizer and members of the Pfizer Group pursuant to the terms of the Cosmos SHA, prior to Completion, Pfizer and GSK shall be express third party beneficiaries of this Agreement and this Agreement may not be rescinded, varied or modified without Pfizer’s and GSK’s written consent; and

(C)

notwithstanding the provisions of clause 16.1(A), but subject to clauses 16.1(B) and 19.1, this Agreement may be rescinded or varied in any way and at any time by the Parties to this Agreement without the consent of any Relevant Third Party.

16.2

Save as set out in clauses 16.1(A), 16.1(B) and 19.1, a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

17.	ASSIGNMENT

No Party shall, without the prior written consent of the other Parties, GSK and, without prejudice to the obligations of Pfizer and members of the Pfizer Group pursuant to the terms of the Cosmos SHA, Pfizer:

(A)	assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them);

(B)

make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement;

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement;

(D)	transfer or charge any of its rights or obligations under this Agreement; or

(E)	grant, declare, create or dispose of any right or interest in, in whole or in part, this Agreement, and any purported assignment in contravention of this clause 17 shall be null and void ab initio.

18.	REMEDIES AND WAIVERS

18.1	No delay or omission by any Party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

18.2

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3

The rights and remedies of each Party under, or pursuant to, this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general Law.

18.4

Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of any other Party or any member of the Consumer Healthcare Group for any such remedies.

19.	VARIATION

19.1

No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the Parties to it; provided that, and without prejudice to the obligations of Pfizer and members of the Pfizer Group pursuant to the terms of the Cosmos SHA, any such variation shall be subject to the prior written consent of GSK and Pfizer.

19.2	If this Agreement is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(B)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(C)	the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

20.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement (or in any Transaction Document or any other arrangements contemplated hereby or therein) shall constitute a partnership between the Parties or make any Party the agent of any other Party for any purpose. No Party has any authority or power to bind, to contract in the name of, or to create a liability for another Party in any way or for any purpose save as specifically set out in this Agreement.

21.	INVALIDITY

21.1

If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

21.2	Each of the provisions of this Agreement is severable.

21.3	If and to the extent that any provision of this Agreement:

(A)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

22.	CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

23.	COUNTERPARTS

23.1

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

23.2	Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

24.	LANGUAGE

Each notice or communication under or in connection with this Agreement shall be in English.

25.	GOVERNING LAW AND JURISDICTION

25.1

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

25.2	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

25.3

Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

25.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

26.	AGENT FOR SERVICE

26.1

Each of the SLPs irrevocably appoints GSK to be its agent for the receipt of Service Documents. Each such Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

26.2

If the agent at any time ceases for any reason to act as such, the SLPs shall each appoint a replacement agent having an address for service in England or Wales and shall notify Haleon of the name and address of the replacement agent. Failing such appointment and notification, Haleon shall be entitled by notice to each of the SLPs to appoint a replacement agent to act on behalf of the SLPs, provided that each SLP shall be entitled, by notice to Haleon, to replace that agent with a replacement agent having an address for service in England or Wales. The provisions of this clause 26 applying to service on an agent apply equally to service on a replacement agent.

26.3

A copy of any Service Document served on an agent appointed in accordance with clauses 26.1 or 26.2 shall be sent by post to the relevant SLP. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

26.4

Without prejudice to clauses 26.1 to 26.3, any Party without an address for service in England or Wales shall appoint, and keep appointed at all times, an agent for service with an address for service in England or Wales and shall notify the other Parties of the name and address of its appointed agent for service. Failing such appointment and notification, Haleon (in the case of such failure by any of the SLPs) or the SLPs acting jointly (in the case of such failure by Haleon) shall be entitled by notice to such Party to appoint an agent to act on behalf of such Party, provided that such Party shall be entitled, by notice to the other Party (or Parties), to replace that agent with a replacement agent having an address for service in England or Wales. Such Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

EXECUTED as a DEED on behalf of GSK (NO. 1) SCOTTISH LIMITED PARTNERSHIP acting by its general partner GSK GP 1 LIMITED acting by a director in the presence of:	)	/s/ Adam Walker
	)	Director of GSK GP 1 LIMITED
)
)
)
)

Witness’s signature:		/s/ John X. Sadler

Name (print):		John X. Sadler

Occupation:		Chartered Secretary

Address:

[SLP Exchange Agreement – signature page]

EXECUTED as a DEED on behalf of GSK (NO. 2) SCOTTISH LIMITED PARTNERSHIP acting by its general partner GSK GP 1 LIMITED acting by a director in the presence of:	)	/s/ Adam Walker
	)	Director of GSK GP 1 LIMITED
)
)
)
)

Witness’s signature:		/s/ John X. Sadler

Name (print):		John X. Sadler

Occupation:		Chartered Secretary

Address:

[SLP Exchange Agreement – signature page]

EXECUTED as a DEED on behalf of GSK (NO. 3) SCOTTISH LIMITED PARTNERSHIP acting by its general partner GSK GP 2 LIMITED acting by a director in the presence of:	)	/s/ Adam Walker
	)	Director of GSK GP 2 LIMITED
)
)
)
)
Witness’s signature:		/s/ John X. Sadler

Name (print):		John X. Sadler

Occupation:		Chartered Secretary

Address:

[SLP Exchange Agreement – signature page]

SIGNED as a DEED by AMANDA MELLOR as attorney for HALEON PLC in the presence of:	)
	)	/s/ Amanda Mellor
	)	(Signature of attorney)
	)	AMANDA MELLOR as attorney for HALEON PLC
)
Witness’s signature:		/s/ Rosanna Bassett

Name (print):		Rosanna Bassett

Occupation:		Student

Address:

[SLP Exchange Agreement – signature page]